SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)*


                             Celebrate Express, Inc.
                             -----------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    15100A104
                                 --------------
                                 (CUSIP Number)


                           T2 Partners Management, LP
                        145 East 57th Street, Tenth Floor
                            New York, New York 10022
                          Attention: Whitney R. Tilson
                            Telephone: (212) 386-7160

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 11, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                               Page 1 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Whitney R. Tilson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  578,032
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  578,032
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     578,032
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                               Page 2 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Glenn H. Tongue
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
      NUMBER OF                  7       SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8       SHARED VOTING POWER        -  578,032
       OWNED BY                  -----------------------------------------------
         EACH                    9       SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10      SHARED DISPOSITIVE POWER   -  578,032
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     578,032
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                               Page 3 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T2 Partners Management, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  578,032
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  578,032
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     578,032
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                               Page 4 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T2 Partners Management, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  578,032
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  578,032
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     578,032
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                               Page 5 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T2 Accredited Fund, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  264,037
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  264,037
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     264,037
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                               Page 6 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T2 Qualified Fund, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  173,143
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  173,143
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     173,143
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                               Page 7 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tilson Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  97,852
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10      SHARED DISPOSITIVE POWER   -  97,852
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     97,852
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                               Page 8 of 14 Pages

CUSIP No.:  15100A104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tilson Focus Fund
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
      NUMBER OF                  7        SOLE VOTING POWER
        SHARES                   -----------------------------------------------
     BENEFICIALLY                8        SHARED VOTING POWER       -  43,000
       OWNED BY                  -----------------------------------------------
         EACH                    9        SOLE DISPOSITIVE POWER
      REPORTING                  -----------------------------------------------
     PERSON WITH                 10       SHARED DISPOSITIVE POWER  -  43,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                               Page 9 of 14 Pages

         This Amendment No. 1 to Schedule 13D (this "Amendment No. 1") is being filed with respect to the beneficial ownership of common stock, par value $0.001 per share (the "Common Stock"), of Celebrate Express, Inc., a Washington corporation (the "Company") with its principal executive offices located at 11220 120th Avenue Northeast, Kirkland, Washington 98033, to amend the Schedule 13D filed on August 17, 2006 (the "Schedule 13D"). Capitalized terms used but not defined in this Amendment No. 1 shall have the meanings ascribed thereto in the Schedule 13D.

Item 3.           Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and restated by deleting the entirety of the text thereof and replacing it with the following:

         The source and amount of funds (excluding commissions) used by T2 Accredited in making its purchases of the shares of Common Stock beneficially owned by it are set forth below:

         SOURCE OF FUNDS                             AMOUNT OF FUNDS
         Working Capital                             $3,192,140

         The source and amount of funds (excluding commissions) used by T2 Qualified in making its purchases of the shares of Common Stock beneficially owned by it are set forth below:

         SOURCE OF FUNDS                             AMOUNT OF FUNDS
         Working Capital                             $2,100,571

         The source and amount of funds (excluding commissions) used by Tilson Offshore in making its purchases of the shares of Common Stock beneficially owned by it are set forth below:

         SOURCE OF FUNDS                             AMOUNT OF FUNDS
         Working Capital                             $1,185,774

         The source and amount of funds (excluding commissions) used by Tilson Focus in making its purchases of the shares of Common Stock beneficially owned by it are set forth below:

         SOURCE OF FUNDS                             AMOUNT OF FUNDS
         Working Capital                             $518,329

Item 5.           Interest in Securities of the Issuer.

Items 5(a) and 5(b) are hereby amended and restated by deleting the entirety of the text thereof and replacing it with the following:

                              Page 10 of 14 Pages

         (a) As of the close of business on August 11, 2006: (i) T2 Accredited was the beneficial owner of 264,037 shares of Common Stock, which constitute in the aggregate 3.4% of the outstanding shares of Common Stock; (ii) T2 Qualified was the beneficial owner of 173,143 shares of Common Stock, which constitute in the aggregate 2.2% of the outstanding shares of Common Stock;
(iii) Tilson Offshore was the beneficial owner of 97,852 shares of Common Stock, which constitute in the aggregate 1.3% of the outstanding shares of Common Stock; and (iv) Tilson Focus was the beneficial owner of 43,000 shares of Common Stock, which constitute in the aggregate 0.6% of the outstanding shares of Common Stock.

         Whitney R. Tilson, Glenn H. Tongue, T2 IM and T2 GP may each be deemed to be the beneficial owner of the shares of Common Stock beneficially owned directly and of record by each of T2 Accredited, T2 Qualified, Tilson Offshore and Tilson Focus, which constitute in the aggregate 7.4% of the outstanding shares of Common Stock. Each Filer disclaims beneficial ownership with respect to any shares of Common Stock other than the shares owned directly and of record by such Filer.

         The percentages set forth in response are based on the 7,759,821 shares of Common Stock outstanding as of March 31, 2006, as represented by the Company on its Form 10-Q filed with the Securities and Exchange Commission on April 13, 2006.

         (b) T2 IM, T2 GP, Whitney R. Tilson and Glenn H. Tongue have shared power to vote or direct the vote of and to dispose of or direct the disposition of (together with the applicable specified entity): (i) the 264,037 shares of Common Stock held by T2 Accredited; (ii) the 173,143 shares of Common Stock held by T2 Qualified; (iii) the 97,852 shares of Common Stock held by Tilson Offshore; and (iv) the 43,000 shares of Common Stock held by Tilson Focus.

         (c) Transactions in the Common Stock by the Filers effected since the filing of the Schedule 13D are described in Schedule I hereto, which
Schedule is hereby incorporated by reference. All such transactions were effected on the open market.

                              Page 11 of 14 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 17, 2006


/s/ WHITNEY R. TILSON
-------------------------------
    Whitney R. Tilson


/s/ GLENN H. TONGUE
-------------------------------
    Glenn H. Tongue


T2 Partners Management, LP

By:   T2 Partners Management, LLC,
      General Partner

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Managing Member


T2 Partners Management, LLC

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Managing Member


T2 Accredited Fund, LP

By:  T2 Partners Management, LLC,
     General Partner

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Managing Member

                              Page 12 of 14 Pages

T2 Qualified Fund, LP

By:  T2 Partners Management, LLC,
     General Partner

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Managing Member


Tilson Focus Fund

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Trustee


Tilson Offshore Fund, Ltd.

By: /s/ WHITNEY R. TILSON
    ----------------------------------
    Whitney R. Tilson, Director

                              Page 13 of 14 Pages

                                   SCHEDULE I

                            SCHEDULE OF TRANSACTIONS
                            ------------------------


     Filer                              Trade Date       Quantity       Price
     T2 ACCREDITED FUND LP                9-Aug-06          1,000       $12.05
     T2 ACCREDITED FUND LP                9-Aug-06          2,000       $12.20
     T2 ACCREDITED FUND LP                9-Aug-06         45,000       $12.10
     T2 ACCREDITED FUND LP               10-Aug-06          2,500       $11.85
     T2 ACCREDITED FUND LP               11-Aug-06          1,200       $12.04

     T2 QUALIFIED FUND LP                 9-Aug-06            700       $12.05
     T2 QUALIFIED FUND LP                 9-Aug-06          1,341       $12.20
     T2 QUALIFIED FUND LP                 9-Aug-06         28,497       $12.10
     T2 QUALIFIED FUND LP                10-Aug-06          1,700       $11.85
     T2 QUALIFIED FUND LP                11-Aug-06            800       $12.04

     TILSON OFFSHORE FUND LTD             9-Aug-06            385       $12.05
     TILSON OFFSHORE FUND LTD             9-Aug-06            700       $12.20
     TILSON OFFSHORE FUND LTD             9-Aug-06         17,000       $12.10
     TILSON OFFSHORE FUND LTD            10-Aug-06            800       $11.85
     TILSON OFFSHORE FUND LTD            11-Aug-06            400       $12.04

     TILSON FOCUS FUND                    9-Aug-06            238       $12.05
     TILSON FOCUS FUND                    9-Aug-06            459       $12.20
     TILSON FOCUS FUND                    9-Aug-06         10,303       $12.10

                              Page 14 of 14 Pages